Exhibit 8.2

                      State Income Tax Opinion of Deloitte & Touche LLP



                                  July 30, 1997



Boards of Directors
Riverview, M.H.C.
Riverview Savings Bank, FSB
Riverview Bancorp, Inc.
700 N.E. Fourth Avenue
Camas, Washington 98607

Gentlemen:

You have requested an opinion from this firm relative to the Washington State tax consequences of the transactions contemplated by the Amended Plan of Conversion and Agreement and Plan of Reorganization (the "Plan") whereby (i) the Riverview, M.H.C. will convert from a mutual holding company to a federal interim stock savings bank and merge with and into Riverview Savings Bank, FSB and (ii) Riverview Savings Bank, FSB will be acquired by a newly formed stock holding company, known as Riverview Bancorp, Inc., by means of the merger of Riverview Savings Bank, FSB with a second federal interim stock savings bank. The foregoing transactions will be accompanied by a public offering of the shares of Riverview Bancorp, Inc. to certain depositors and borrowers of Riverview Savings Bank, FSB and members of the general public. In addition, shares of the common stock of Riverview Savings Bank, FSB currently held by members of the general public will be exchanged at a predetermined ratio for shares of Riverview Bancorp, Inc. common stock.

We have been provided with an opinion of special counsel to Riverview, M.H.C. and Riverview Savings Bank, FSB, Breyer & Aguggia, Washington, D.C., dated July 30, 1997 ("Federal Tax Opinion"), pertaining to the treatment of the foregoing transactions for federal income tax purposes under the Internal Revenue Code of 1986, as amended ("Code").

The State of Washington does not have a state income tax per se, but relies instead for its revenue on other types of taxes. These other taxes primarily include property taxes, retail sales/use taxes, and business and occupation taxes. Money, credits, accounts, bonds, stocks and shares of private corporations, along with various other intangibles, are expressly exempted from and valorem (property) taxation, under RCW 84.36.070. Through reasoning similar to that employed by the federal taxing authority in the case of exchanges described in under Code Section 351, the State of Washington, Department of Revenue takes the position, in WAC 458-20-106, that the retail sales/use tax does not apply to a transfer of


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Boards of Directors
July 30, 1997
Page Two

capital to a corporation in exchange for stock therein. Likewise, the business and occupation ("B&O") tax does not apply to "casual or isolated sales," WAC 458-20-106, which are defined as "sales[s] made by a person who is not engaged in the business of selling the type of property involved." Since Riverview Bancorp, Inc. is not in the business of selling shares of stock in itself, we are of the opinion that issuance of shares of stock in exchange for capital contributions fits within this definition, and is, therefore, a casual or isolated sale not subject to the B&O tax.

Based upon the facts and circumstances attendant to the proposed reorganization, as they have been related to us via the Breyer & Aguggia opinion letter referred to above, it is our opinion that, under the laws of the State of Washington, no adverse tax consequences will be incurred by either Riverview or its depositors as a result of the implementation of the transactions contemplated by the Plan.

No opinion is expressed on any matter other than state tax consequences which might result from the implementation of the reorganization.

We hereby consent to the filing of this opinion with the OTS as an exhibit to the Application H-(e)1-S filed by the Holding Company with the OTS in connection with the Conversion and the reference to our firm in the Application H-(e)1-S.

We also hereby consent to the filing of this opinion with the SEC and the OTS as exhibits to the Registration Statement on Form S-1 and the Savings Bank's Application for Conversion on Form AC ("Form AC") respectively, and the reference on our firm in the Prospectus, which is a part of both the Registration Statement on Form S-1 and the Form AC, under the headings "THE CONVERSION AND REORGANIZATION -- Effects of Conversion and Reorganization on Depositors and Borrowers of the Savings Bank -- Tax Effects" and "LEGAL AND TAX OPINIONS."

                                                     Very truly yours,

                                                     KNAPP, O'DELL & LEWIS



                                                     /s/ Roger D. Knapp

                                                     Roger D. Knapp
RDK/ad